SMART SAND COMPLETES ACQUISITION OF QUICKTHREE SOLUTIONS

THE WOODLANDS, TX, June 4, 2018 – Smart Sand, Inc. (NASDAQ: SND), a pure-play, low-cost producer of high quality Northern White raw frac sand, announced today that it has completed the $42.75 million acquisition of Quickthree Solutions, Inc., a manufacturer of portable vertical frac sand storage solutions at the wellsite.

“With the completion of this strategic acquisition, we believe that we now have the technology, production capacity and management team to compete in the last mile market,” said Charles Young, Smart Sand’s Chief Executive Officer. “As we move to become an integrated, full-service provider of frac sand and logistics support from the mine to the wellhead, we are excited about the opportunities as we launch this segment of the business.”

The transaction was funded with $30 million of cash paid at closing using cash-on hand and advances under our credit facility and up to $12.75 million in potential earn-out payments as system components are built and made available for sale or lease over a three-year period. As of June 1, 2018, $45 million was outstanding under our credit facility.

Forward-looking Statements

All statements in this news release other than statements of historical facts are forward-looking statements that contain our current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as "expect," “will,” “estimate,” “believe” and other similar expressions.  Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.

Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of our Form 10-K, filed with the U.S. Securities and Exchange Commission on March 15, 2018.

You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances, or otherwise, unless required by law.

About Smart Sand

Smart Sand is a pure-play, low-cost producer of high-quality Northern White raw frac sand. We sell our products primarily to oil and natural gas exploration and production companies and oilfield service companies. We own and operate a raw frac sand mine and processing facility near Oakdale, Wisconsin, at which we currently have approximately 321 million tons of proven recoverable reserves. We currently have approximately 5.5 million tons of annual processing capacity. For more information, please visit www.smartsand.com.

Contact:

Lee Beckelman
Phone: (281) 231-2660
E-mail: lbeckelman@smartsand.com

Phil Cerniglia
Phone: (281) 231-2660
E-mail: pcerniglia@smartsand.com